UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: March 1, 2011
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd.
Suite 200
Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 1, 2011, eleven indirect operating subsidiaries (collectively, the “Borrowers”) of Sun Communities, Inc., (“Sun”) completed a collateralized mortgage backed security financing by entering into a Loan Agreement (the “Loan Agreement”) with JPMorgan Chase Bank, National Association (the “Lender”), as described in more detail in Item 2.03 below. The Borrowers are Sun Siesta Bay LLC, Sun Pheasant Ridge Limited Partnership, Sun/York L.L.C., Sun Richmond LLC, Sun Groves LLC, Sun Lake Juliana LLC, Sun Lake San Marino LLC, Sun Candlelight Village LLC, Sun Southfork LLC, Sun Four Seasons LLC and Sun Lafayette Place LLC.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Under the Loan Agreement and a related Promissory Note, the Borrowers have borrowed $115 million from the Lender. The unpaid principal amount owing under the loan bears interest at a rate equal to 5.837% per annum. Beginning April 1, 2011, and on the first day of each calendar month thereafter until the loan is paid in full, the Borrowers are obligated to repay $677,478.04. All unpaid principal and interest on the loan is due on March 1, 2021.

Subject to certain conditions, the Borrowers may prepay the loan in full (but not in part) at any time between the first payment date and the maturity date; provided that if such prepayment is more than three months before the maturity date, the Borrowers must also pay a yield maintenance premium equal to the greater of (a) 1% of the outstanding principal amount of the loan to be repaid, and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the loan assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the loan is paid on the payment date that is three months before the maturity date, over (ii) the principal amount being prepaid.

At the Lender’s option, the loan will become immediately due and payable upon an event of default under the Loan Agreement.

Subject to certain exceptions, at its option the Lender may apply the net amount of any insurance proceeds or condemnation award received by the Lender after a casualty or condemnation relating to a property securing the loan as a prepayment of all or a portion of the loan amount.

The loan is secured by mortgages encumbering 11 manufactured housing communities comprised of real and personal property owned by the Borrowers.  Additionally, Sun Communities Operating Limited Partnership, Sun’s primary operating subsidiary, provided a guaranty of certain non-recourse carveout obligations of the Borrowers.

$104.8 million of the proceeds of the loan were used to repay interest and principal on existing mortgage loans from Bank of America, N.A. to subsidiaries of Sun. The remaining proceeds were used to pay closing costs and expenses, fund escrows and approximately $8.3 million will be used to pay down Sun’s revolving line of credit.

The foregoing descriptions are qualified in their entirety by reference to the Loan Agreement and the related Promissory Note, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated by reference herein.

On March 2, 2011, Sun issued a press release announcing the closing of the loan. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:
Exhibit No.	Description
10.1
Loan Agreement dated March 1, 2011 among Sun Siesta Bay LLC, Sun Pheasant Ridge Limited Partnership, Sun/York L.L.C., Sun Richmond LLC, Sun Groves LLC, Sun Lake Juliana LLC, Sun Lake San Marino LLC, Sun Candlelight Village LLC, Sun Southfork LLC, Sun Four Seasons LLC and Sun Lafayette Place LLC, as Borrowers, and JPMorgan Chase Bank, National Association, as Lender

10.2
Promissory Note dated March 1, 2011 in the principal amount of $115,000,000 by Sun Siesta Bay LLC, Sun Pheasant Ridge Limited Partnership, Sun/York L.L.C., Sun Richmond LLC, Sun Groves LLC, Sun Lake Juliana LLC, Sun Lake San Marino LLC, Sun Candlelight Village LLC, Sun Southfork LLC, Sun Four Seasons LLC and Sun Lafayette Place LLC, as Borrowers, in favor of  JPMorgan Chase Bank, National Association, as Lender

99.1	Press Release, dated March 2, 2011, entitled “Sun Communities, Inc. Announces CMBS Financing”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: March 2, 2011	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Loan Agreement dated March 1, 2011 among Sun Siesta Bay LLC, Sun Pheasant Ridge Limited Partnership, Sun/York L.L.C., Sun Richmond LLC, Sun Groves LLC, Sun Lake Juliana LLC, Sun Lake San Marino LLC, Sun Candlelight Village LLC, Sun Southfork LLC, Sun Four Seasons LLC and Sun Lafayette Place LLC, as Borrowers, and JPMorgan Chase Bank, National Association, as Lender

10.2
Promissory Note dated March 1, 2011 in the principal amount of $115,000,000 by Sun Siesta Bay LLC, Sun Pheasant Ridge Limited Partnership, Sun/York L.L.C., Sun Richmond LLC, Sun Groves LLC, Sun Lake Juliana LLC, Sun Lake San Marino LLC, Sun Candlelight Village LLC, Sun Southfork LLC, Sun Four Seasons LLC and Sun Lafayette Place LLC, as Borrowers, in favor of  JPMorgan Chase Bank, National Association, as Lender

99.1	Press Release, dated March 2, 2011, entitled “Sun Communities, Inc. Announces CMBS Financing”